T3 Motion, Inc. CEO William Tsumpes Enhances Financial Position by Closing $750,000 Credit Facility

Costa Mesa, CA (March 28, 2013) (NYSE Amex: TTTM) www.t3motion.com - T3 Motion, Inc., a producer of clean green technology electric mobility vehicles, (the "Company" or "T3") today announced that it has enhanced its financial position by completing an additional $750,000 of funding through a revolving secured credit facility from two of its institutional investors, Alpha Capital Anstalt and Brio Capital Master Fund (the "Facility"). The twelve month Facility allows for up to $750,000 of borrowings based on a combination of: i) 80% of the value of eligible Accounts Receivable, ii) 65% of the market value of finished inventories, and iii) 50% of the market value of raw materials and sub-assembly inventories. The Facility bears interest at 7.25% payable monthly and is secured by the Company’s assets. Alpha Capital Anstalt and Brio Capital Master Fund were both significant investors in the company funding announced in November 2012 and March 2013.

"T3 Motion is excited by the continuing support from our key investors which will provide us the flexibility and added liquidity we need to fulfill our revenue growth objectives as well as our expansion in to new consumer and commercial markets with the build out of a new dealer and distribution channel to support the upcoming release of our Vision™ Series of vehicles.” stated William Tsumpes, Chief Executive Officer and Interim Chief Financial Officer of T3 Motion. “The additional source of capital provides T3 Motion with the ability to nimbly address new revenue and international growth opportunities as well as improving our sales and operations objectives.”

The Company expects that the proceeds of the Financing will be used for general working capital purposes, including the purchase of parts inventory, sales and marketing, and research and development.

About T3 Motion, Inc.

T3 Motion, Inc. (AMEX: TTTM) designs, markets and manufacturesthe T3 Series, an electric stand up vehicle. Headquartered in Orange County, California, T3 Motion, Inc. is dedicated to raising the bar on environmental standards and law enforcement and security capabilities in personal mobility technology. More than 3,000 T3 Series vehicles have been deployed in over 30 countries worldwide. For more information, visit www.t3motion.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding T3 Motion’s business, which are not historical facts, are "forward-looking statements" that are not guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others, factors associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering. For additional information concerning these and other factors that may cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Registration Statement filed on Form S-1, as amended, and in the periodic reports the Company files from time to time with the Securities and Exchange Commission.

Company Contact William Tsumpes, CEO T3 Motion, Inc. (714) 619-3600 investor@t3motion.com